                                    CONFORMED COPY

                                 DATED  30 APRIL 1999






                                   AEGIS GROUP PLC

                                       - and -

                                 HOARE GOVETT LIMITED





                       ---------------------------------------

                                  PLACING AGREEMENT

                       ---------------------------------------












                                 ASHURST MORRIS CRISP
                                   Broadwalk House
                                   5 Appold Street
                                   London EC2A 2HA

                                 Tel:  0171-638 1111
                                 Fax:  0171-972 7990

                                DRK/H83600005/1129447
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                                       CONTENTS

CLAUSE                                                                      PAGE



1.    DEFINITIONS AND INTERPRETATION . . . . . . . . . . . . . . . . . . . . . 1
2.    CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
3.    APPLICATION TO THE LONDON STOCK EXCHANGE . . . . . . . . . . . . . . . . 5
4.    PLACING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
5.    DELIVERY AND RELEASE OF DOCUMENTS. . . . . . . . . . . . . . . . . . . . 7
6.    ALLOTMENT, PAYMENT AND REGISTRATION. . . . . . . . . . . . . . . . . . . 7
7.    US OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
8.    COMMISSIONS, FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . 9
9.    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .10
10.   INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
11.   TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
12.   PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
13.   MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
14.   NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
15.   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
SCHEDULE 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
The Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
SCHEDULE 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Delivery of Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
APPENDIX . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21

THIS AGREEMENT  is made on 30 April 1999

BETWEEN:-

(1) AEGIS GROUP PLC (registered in England with registered no. 1403668) whose registered office is at 11A West Halkin Street, London SW1X 8JL (the "COMPANY"); and

(2) HOARE GOVETT LIMITED (registered in England with registered no 2026375) whose registered office is at 4 Broadgate, London EC2M 7LE ("HOARE GOVETT").

RECITALS

(A) The Company proposes to procure the making of the US Offer by US Purchaser to acquire the entire issued common stock of Target.

(B) ABN AMRO Equities Holdings (UK) Limited has agreed to subscribe for the Preference Shares on the terms and subject to the conditions of the Subscription Agreement.

(C) The Company has agreed to purchase the Preference Shares on the terms and subject to the conditions of the Preference Share Purchase Agreement

(D) On and subject to the terms and conditions of this agreement, Hoare Govett has agreed as attorney for ABN and, as agent for and on behalf of the Company, to use its reasonable endeavours to procure placees to accept the allotment of the Placing Shares at the Minimum Placing Price or above and itself as principal to accept the allotment of any Placing Shares for which it is unable to procure Placees, at the Minimum Placing Price.

(E) The proceeds of the placing of the Placing Shares will on completion of the transactions described in the Preference Share Purchase Agreement be paid to ABN.

THE PARTIES AGREE AS FOLLOWS:-

     DEFINITIONS AND INTERPRETATION

     In this agreement, including the recitals and the schedules, the following words and expressions shall, unless the context otherwise requires, have the following meanings:-

     "ABN" means ABN AMRO Equities Holdings (UK) Limited whose registered office is at 4 Broadgate, London EC2M 7LE;

     "ACCOUNTS" means the published annual report and audited accounts of the Group as at and for the financial period ended on the Accounts Date;

     "ACCOUNTS DATE" means 31 December 1998;

     "ACQUISITION" means the acquisition of Target pursuant to the US Offer;

     "ACT" means the Companies Act 1985;

     "ADMISSION" means the admission of the Placing Shares to the Official List of the London Stock Exchange becoming effective within the meaning of paragraph 7.1 of the Listing Rules;

     "DEALING DAY" means any day upon which the London Stock Exchange is open for dealing in domestic equity securities;

     "DIRECTORS" means the directors of the Company;

     "ENLARGED GROUP" means the Company and its subsidiary undertakings following the Acquisition;

     "FSA" means the Financial Services Act 1986;

     "GROUP" means the Company and its subsidiary undertakings as at the date hereof;

     "HOARE GOVETT GROUP" means Hoare Govett and any subsidiary or parent undertaking of Hoare Govett including (for the avoidance of doubt) ABN and any subsidiary undertaking of any such parent undertaking;

     "INDEMNIFIED PERSONS" means Hoare Govett, each other member of the Hoare Govett Group and all of their respective directors, officers and employees each of whom shall be an "INDEMNIFIED PERSON" for the purposes of this agreement;

     "JERSEY CO" means Aegis Investments (Jersey) Limited, a company incorporated in Jersey whose registered office is at 22 Grenville Street, St. Helier, Jersey;

     "LISTING RULES" means the listing rules made by the London Stock Exchange pursuant to part IV of the FSA;

     "LONDON STOCK EXCHANGE" means London Stock Exchange Limited;

     "MINIMUM PLACING PRICE" means 120p per Placing Share;

     "OFFICIAL LIST" means the Official List of the London Stock Exchange;

     "ORDINARY SHARES" means the ordinary shares of 5p each in the capital of the Company;

     "PLACEES" means persons who are nominated by Hoare Govett to have Placing Shares allotted to them pursuant to the Placing;

     "PLACING" means the placing of the Placing Shares with Placees to be effected by Hoare Govett as agent for the Company pursuant to this agreement and the Placing Letters;

     "PLACING LETTERS" means the letters in the agreed form pursuant to which the Placing Shares are to be placed with Placees;

     "PLACING SHARES" means the 96,000,000 Ordinary Shares which are to be issued credited as fully paid by way of consideration under the Preference Share Purchase Agreement to persons nominated by Hoare Govett (on behalf of ABN) and all of which are to be placed pursuant to the Placing;

     "POWER OF ATTORNEY" means the power of attorney of today's date executed by ABN in favour of Hoare Govett;

     "PREFERENCE SHARES" means the cumulative redeemable preference shares of L1 each in the capital of Jersey Co to be subscribed by ABN pursuant to the Subscription Agreement;

     "PREFERENCE SHARE PURCHASE AGREEMENT" means the agreement of today's date between ABN and the Company providing for the purchase of the Preference Shares by the Company;

     "PRESS ANNOUNCEMENT" means the press announcement in the agreed form containing details of the Acquisition and the Placing;

     "QUALIFIED INSTITUTIONAL BUYER" has the meaning ascribed to it in Rule 144A under the Securities Act;

     "RULE 144A" means Rule 144A under the Securities Act;

     "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended;

     "SUBSCRIPTION AGREEMENT" means the agreement of today's date between ABN and Jersey Co. providing for the subscription of the Preference Shares by ABN;

     "TARGET" means Market Facts, Inc, an Illinois corporation;

     "TENDER PRICE" means the Minimum Placing Price or, if higher, the price per Placing Share inserted in the final form of the tender confirmation fax;

     "US OFFER" means the cash tender offer to be made by US Purchaser pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), for the issued common stock of Target;

     "US OFFER CONDITIONS" means the conditions to the obligations of the Company and US Purchaser Co contained in the US Offer;

     "US OFFER UNCONDITIONAL DATE" means the date on which a member of the Group accepts for payment pursuant to the terms of the US Offer and/or acquires or has acquired pursuant to the terms of any agreements entered into between any member of the Group and any shareholders of Target not less than 50 per cent. of the outstanding common stock of Target;

     "US PURCHASER CO" means Aegis Acquisition Corporation, a subsidiary of the Company;

     "VAT" means value added tax;

     "VATA" means Value Added Taxes Act 1994;

     "VENDORS" means the shareholders in Target who accept the US Offer;

     "WARRANTIES" means the representations, warranties, covenants and undertakings set out in schedule 1.

     In this agreement unless the context otherwise requires:-

     (a) references to clauses and schedules are references to clauses of, and schedules to, this agreement;

     (b) words and expressions defined in the Act shall bear the same meaning;

     (c) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made thereunder (save to the extent that any such amendment, consolidation or re-enactment would increase the liability of any party hereunder);

     (d)   references to times are to London times;

     (e) headings to clauses and paragraphs are for convenience only and do not affect the interpretation of this agreement.

     In this agreement, any reference to a document as being in the agreed form shall be to the form of the relevant document agreed by or on behalf of the Company and Hoare Govett and initialled by them or on their behalf, in each case with such amendments thereto as may be agreed between the Company and Hoare Govett. References to any such document in this agreement shall, where appropriate, be construed as references to such document as so amended.

     CONDITIONS

     The obligations of Hoare Govett and of Placees to accept the allotment of Placing Shares under clause 4 are conditional upon:-

     (a)   [deleted];

     (b) the publication of the Press Announcement through the Regulatory News Service of the London Stock Exchange by not later than 8.30a.m. on 30 April 1999;

     (c) the Company accepting for payment pursuant to the terms of the US Offer and/or acquiring or having acquired pursuant to the terms of any agreements entered into between any member of the Group and any shareholders of Target not less than 50 per cent. of the outstanding common stock of Target;

     (d) the Placing Shares having been allotted, subject only to Admission, credited as fully paid, to the Placees; and

     (e) the London Stock Exchange having admitted the Placing Shares to the Official List (subject to allotment) and Admission taking place by not later than 9.00a.m. on 29 June 1999.

     If any of the conditions in clause 2.1 is not fulfilled or waived (save in the case of clause 2.1(e) above which may not be waived) by Hoare Govett not later than 9.00a.m. on 29 June 1999) this agreement shall cease and determine and, except in relation to any breach of any provision of this agreement prior thereto, neither party shall have any claim against the other for any costs, damages, compensation or otherwise hereunder save that the provisions of clauses 1, 8, 10, 13, 14 and 15 shall continue to apply in accordance with their respective terms.

     APPLICATION TO THE LONDON STOCK EXCHANGE

     The Company authorises Hoare Govett, at the Company's expense, to make application to the London Stock Exchange for the admission of the Placing Shares to the Official List and Hoare Govett agrees to do so. The Company undertakes to Hoare Govett that it will, in conjunction with Hoare Govett, use all reasonable endeavours to procure that all conditions specified in clause 2.1 are satisfied by not later than 9.00a.m. on 29 June 1999 and, for such purpose, the Company shall supply or procure the supply of all such information and documentation, give or procure the giving of all such undertakings, execute all such documents, pay all such fees and generally do or procure to be done all such things as may be necessary, or reasonably required by the London Stock Exchange, in connection therewith.

     PLACING

     The Company authorises Hoare Govett to arrange for Placing Letters together, at Hoare Govett's discretion, with copies of the Press Announcement to be despatched on 30 April 1999 to such persons (other than the Vendors) as Hoare Govett in its absolute discretion thinks fit (including to no more than twenty Qualified Institutional Buyers, subject to clause 4.4 below) for the purpose of arranging the Placing on the terms and conditions set out in the Placing Letters. Hoare Govett shall, as attorney for ABN and as agent of the Company, use its reasonable endeavours to procure Placees to accept the allotment of the Placing Shares in consideration of the payment of the Tender Price and itself as principal accept the allotment of any Placing Shares for which it is unable to procure Placees, in consideration of the payment of the Minimum Placing Price per Placing Share and in default of Hoare Govett so doing in respect of any Placing Shares the Company is hereby irrevocably authorised to treat this agreement as Hoare Govett's agreement to accept the allotment of Placing Shares at the Minimum Placing Price on the terms and conditions contained in this agreement and the Placing Letters and on the basis of the information contained in the Press Announcement and in reliance upon the Warranties.

     The Company hereby irrevocably and unconditionally appoints Hoare Govett as its agent for the purpose of effecting the Placing on the terms and subject to the conditions set out in this agreement and the Placing Letters and Hoare Govett hereby accepts such appointment. The Company hereby confirms that this appointment confers on Hoare Govett all powers, authorities and discretions on behalf of the Company which are necessary for, or reasonably incidental to, the Placing and the Company hereby agrees to ratify and confirm everything which Hoare Govett may lawfully do in the exercise of that appointment and those powers, authorities and discretions.

     The Company authorises Hoare Govett to set the Tender Price at such level as Hoare Govett may in its discretion determine in accordance with the process described in the Placing Letter (being not less than the Minimum Placing Price) following communications with potential Placees.

     Hoare Govett for itself and on behalf of ABN AMRO Inc. ("HGUS") represents to and agrees with the Company as follows:-

     (a)   Hoare Govett and HGUS are Qualified Institutional Buyers.

     (b) The Placing Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each of Hoare Govett and HGUS, their respective affiliates and any persons acting on behalf of any of them will not offer or sell any Placing Shares within the United States except in accordance with clause (d) below. Accordingly, Hoare Govett and HGUS each represents and agrees that neither it, their respective affiliates nor any person acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Placing Shares. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act ("REGULATION S").

     (c) Hoare Govett and HGUS have not entered and will not enter into any contractual arrangement with any distributor (as that term is defined for purposes of Regulation S) with respect to the distribution of Placing Shares, except with its affiliates.

     (d) Neither Hoare Govett, HGUS nor any of their respective affiliates nor any person acting on its or their behalf will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act in connection with any offer or sale of Placing Shares in the United States.

     (e) Hoare Govett undertakes that, in the case of offers for the Placing Shares inside the United States, it will solicit such offers only from, and will offer the Placing Shares only to, persons that have signed and returned to Hoare Govett by facsimile a letter substantially in the form of the Qualified Institutional Buyer Confirmation set out in the Appendix hereto.

     The Company agrees with Hoare Govett for itself and as trustee for the holders from time to time of Placing Shares that so long as any of the Placing Shares are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, and so long as the Company is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company will provide to any holder of such restricted securities, or to any prospective purchaser of such restricted securities designated by a holder, upon the request of such holder or prospective purchaser any information required to be provided by sub-section (d)(4) of Rule 144A.

     DELIVERY AND RELEASE OF DOCUMENTS

     The Company shall procure that there are delivered to Hoare Govett the documents referred to in schedule 2 in accordance with the requirements of that schedule.

     The Company hereby confirms that it has arranged for the Press Announcement to be delivered to the London Stock Exchange for release not later than
     8.30 a.m. on 30 April 1999.

     The Company shall, from time to time, procure to be communicated or delivered to Hoare Govett all such information and documents (signed by the appropriate person where so required) as Hoare Govett may reasonably require to enable it to discharge its obligations hereunder and pursuant to the Placing or as may be necessary to comply with the requirements of the London Stock Exchange.

     ALLOTMENT, PAYMENT AND REGISTRATION

     On or after the US Offer Unconditional Date and upon completion of the purchase of the Preference Shares by the Company, the Company shall allot, conditional only upon Admission and this agreement not being terminated before Admission, the Placing Shares to such persons who are nominated by Hoare Govett (as attorney for ABN and pursuant to clause 4.1 of this agreement) details of which shall be supplied to the Company and the Registrars not later than 2 business days prior to such date. The Placing Shares shall be allotted credited as fully paid, free from all claims, liens, charges, encumbrances and equities whatsoever and with all rights attached thereto, (but without entitlement to the final dividend of 0.50 pence per Ordinary Share in respect of the financial year of the Company ended 31 December 1998) and shall rank as provided in clause 6.2.

     The Placing Shares shall rank pari passu in all respects with, and be identical to, the Ordinary Shares in issue at the date hereof (but without entitlement to the final dividend of 0.50 pence per Ordinary Share in respect of the financial year of the Company ended 31 December 1998).

     Following Admission, Hoare Govett shall make or procure payment in immediately available funds to ABN (or as ABN shall reasonably direct) of an amount equal to the gross proceeds of the Placing (being an amount equal to the Tender Price multiplied by the number of Placing Shares), so as to be received within 3 business days of the US Offer Unconditional Date.

     Hoare Govett shall send to the Company a list of Placees showing the number of Placing Shares each Placee has committed to subscribe for and confirmation of the Tender Price within 10 business days of the date hereof.

     The Company shall, without the payment of any registration fee by Hoare Govett, against production by Hoare Govett to the Registrars of the following:-

     (a) a list containing the names of the Placees and/or Hoare Govett or its nominees as applicants for the Placing Shares;

     (b) in respect of Placing Shares to be held in uncertificated form, each of the CREST participant ID, the CREST account name and CREST member account ID of the relevant Placees as may be instructed by Hoare Govett procure forthwith (i) in the case of Placing Shares to be held in certificated form, the despatch of definitive share certificates to such persons in such denominations as shall have been set out in such list and
     (ii) in the case of Placing Shares to be held in uncertificated form that the CREST stock accounts of such persons are respectively credited with such number of Placing Shares as Hoare Govett shall have been directed in such list, provided in each case that permission has been granted by the London Stock Exchange (and remains in effect) for Admission.

     US OFFER

     The Company undertakes to Hoare Govett that:-

     (a) subject always to (c) below and save with the prior consent in writing of Hoare Govett (such consent not to be unreasonably withheld or delayed) it will not agree to any alteration, revision or amendment of any of the terms or conditions of the US Offer (or any document entered into pursuant thereto) or waive, vary, compromise or release any term, condition or obligation thereunder or grant any time for performance or completion thereof or other indulgence thereunder where such alteration, revision, amendment, waiver, variation, compromise, release, grant or indulgence is material in the context of the Group;

     (b) save with the prior consent in writing of Hoare Govett (such consent not to be unreasonably withheld or delayed) it will not proceed to completion of the US Offer prior to satisfaction of those terms and conditions thereof which are material in the context of the Placing and, should it become aware, prior to Admission, that it is entitled to rescind or terminate the US Offer, it will not exercise its right to proceed with completion of the US Offer or terminate the US Offer;

     (c) it will not increase the consideration offered to stockholders in Target under the US Offer from that offered under the US Offer made on or shortly after the 30 April 1999.

     COMMISSIONS, FEES AND EXPENSES

     The Company shall pay to Hoare Govett for its services hereunder and otherwise in relation to the Placing:-

     (a) a commission of one half of one per cent. on the aggregate value of the Placing Shares at the Minimum Placing Price plus;

     (b) a further commission equal to 0.25 per cent of the amount by which the aggregate value of the Placing Shares at the Tender Price exceeds the aggregate value of the Placing Shares at the Minimum Placing Price;

     but subject to receipt of a proper tax invoice therefor, with any applicable VAT thereon.

     The commission referred to in clause 8.1 shall be paid to Hoare Govett whether or not this agreement becomes unconditional or is terminated in accordance with its terms. Out of such commission, Hoare Govett shall pay commission (if any) payable to Placees. The commission under clause 8.1 shall be paid by the Company to Hoare Govett in immediately available funds on receipt of an invoice for such sum from Hoare Govett and in any event within three business days after Admission or, if earlier, on the business day following the date on which Hoare Govett's obligations under this agreement cease pursuant to either clause 2.2 or clause 11.

     In addition to the commission referred to in clause 8.1, the Company shall pay all other expenses of or incidental to the Placing including (without limitation) all fees and expenses payable in connection with Admission, registrars' fees, the Company's own legal fees and expenses and Hoare Govett's reasonable legal fees and expenses, the accountancy and other professional fees and expenses of the Company, Hoare Govett's out-of-pocket expenses and all printing, advertising and distribution expenses. The Company shall promptly after request by Hoare Govett pay or reimburse Hoare Govett the amount of any expenses for which the Company is responsible pursuant to this clause 8.3.

     Where, pursuant to this agreement, Hoare Govett is paid or reimbursed any sum in respect of any cost or expense and that cost or expense includes an amount in respect of VAT (the "VAT AMOUNT"), the Company shall in addition pay to Hoare Govett promptly after request by Hoare Govett in respect of the VAT Amount:-

     (a) to the extent that any payment or reimbursement is in respect of any supply of goods or services to Hoare Govett, including where Hoare Govett acts as agent for the Company within the meaning of Section 47(3) VATA, a sum equal to the proportion of the VAT Amount that Hoare Govett certifies as representing irrecoverable input tax in the hands of Hoare Govett; and

     (b) to the extent that any such payment or reimbursement is in respect of a disbursement made by Hoare Govett as agent for the Company, excluding where Hoare Govett acts as agent within the meaning of
           Section 47(3) VATA, such amount as equals the whole of the VAT
           Amount,

     and where a sum equal to the VAT Amount has been reimbursed to Hoare Govett pursuant to sub-clause (b) above, Hoare Govett shall provide the Company with an appropriate tax invoice in respect of the supply to which the payment or reimbursement relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued by the person making the supply.

     If the performance by Hoare Govett of any of its obligations under this agreement shall represent for VAT purposes the making by Hoare Govett of any supply of goods or services to the Company (including where Hoare Govett acts as agent for the Company within the meaning of Section 47(3)
     VATA), the Company shall pay to Hoare Govett, in addition to the amounts otherwise payable by the Company to Hoare Govett pursuant to this agreement, an amount equal to the VAT chargeable on any such supply and Hoare Govett shall issue the Company with an appropriate tax invoice in respect of the supply to which the payment relates.

     REPRESENTATIONS AND WARRANTIES

     The Company hereby warrants, covenants, represents and undertakes to Hoare Govett that the statements contained in schedule 1 are true and accurate and not misleading as at the date hereof. The Company acknowledges that Hoare Govett is entering into this agreement in reliance upon each of the Warranties. Each of the Warranties shall be construed separately and none of the Warranties shall be limited or restricted by reference to the terms of any other Warranty.

     The Company undertakes to notify Hoare Govett forthwith if the Company or any of the Directors becomes aware prior to Admission that (a) any of the Warranties was untrue, inaccurate or misleading at the date hereof; and/or
     (b) a matter has arisen which might give rise to a claim under clause 10.

     In the event that it comes to the knowledge of Hoare Govett prior to Admission (whether by way of receipt of a notification pursuant to clause
     9.2 or otherwise) that any of the Warranties was untrue or inaccurate or misleading when made and/or that any of the Warranties have ceased to be true or accurate or has become misleading if the same were to be repeated by reference to the facts and circumstances from time to time subsisting, Hoare Govett may prior to Admission (without prejudice to its right to terminate its obligations under this agreement pursuant to clause 11) request the Company at its own expense to make or cause to be made such announcement and/or despatch such communication as Hoare Govett shall, after consultation with the Company, reasonably consider necessary and the Company shall comply with any such request.

     INDEMNITY

     No claim shall be made against any Indemnified Person by the Company to recover any loss or damage which the Company or any of its subsidiary undertakings or any of their respective directors, officers, agents or employees or any other person may suffer or incur by reason of, arising out of, or otherwise in connection with, the allotment and issue of the Placing Shares, the issue and distribution of the Press Announcement, the Placing Letters and any other document in connection with the Placing or otherwise in connection with the carrying out by Hoare Govett of its obligations (or the exercise of its rights) under this agreement unless and to the extent that such loss or damage results from the negligence or wilful default of any Indemnified Person or from a breach by any Indemnified Person of any of its duties or obligations under the FSA or under the regulatory system (as defined in the rules of the Securities and Futures Authority Limited ("SFA"), including, for the avoidance of doubt, the rules of the SFA) or from a breach by any Indemnified Person of its obligations under this agreement or any other agreement entered into in connection with the Placing.

     The Company undertakes with Hoare Govett to the fullest extent permitted by law to keep each Indemnified Person fully and effectively indemnified from and against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgments brought or established against any Indemnified Person in any jurisdiction by any allottee of any of the Placing Shares pursuant to the Placing or by any subsequent purchaser or transferee thereof of, by any governmental agency or regulatory body or by any other person whatsoever and against all losses, charges, costs or expenses (including legal fees reasonably incurred) and taxes (including stamp duty, stamp duty reserve tax and value added tax) which any Indemnified Person may suffer or incur (including, but not limited to, all such losses, costs, charges, expenses or taxes suffered or incurred in disputing any claim, action, liability, demand or proceedings as aforesaid) and/or in establishing its right to be indemnified pursuant to this clause 10.2 and/or in seeking advice as to any claim, action, liability, demand or proceedings as aforesaid in any way related to or in connection with this indemnity or the Placing) and which in any such case arises, directly or indirectly, out of or is attributable to or is in connection with the Placing including without limitation:-

     (a) the issue, despatch or distribution by or on behalf of the Company of the Press Announcement, the Placing Letters or any other document, or the entry into or performance of any agreement or transaction in connection with the Placing or the allotment and issue of the Placing Shares;

     (b) any breach or alleged breach by the Company or any member of the Group of any of their respective obligations under the US Offer (or any document entered into pursuant thereto);

     (c) any breach or alleged breach by the Company of any of its obligations under this agreement and any breach or alleged breach of any of the Warranties and any breach of the Warranties which would have occurred if the Warranties had been repeated at any time up to the date of Admission by reference to the facts and circumstances then existing;

     (d) the Press Announcement not containing, or being alleged not to contain, all the information required by law or regulation (including, for the avoidance of doubt, the FSA and the Listing Rules) to be stated therein or any statement therein being, or being alleged to be, incomplete, untrue, inaccurate, unfair, misleading, unreasonable or defamatory or there being, or being alleged to be, an omission therefrom;

     (e) any failure or alleged failure to comply with the FSA or the Listing Rules or any other statutory or regulatory requirement in relation to the Placing or with any requirement imposed by the London Stock Exchange in connection with the application for Admission;

     (f) any breach or alleged breach of the laws or regulations of any country in connection with the Placing or the issue or distribution of the Press Announcement, the Placing Letters or any other document in connection with the Placing or the US Offer;

     (g) the due and proper performance by Hoare Govett or any Indemnified Person of Hoare Govett's duties, obligations and services under this agreement or otherwise in connection with the Placing or the US Offer, unless and to the extent that any of them arises from the negligence or wilful default of any Indemnified Person or from a breach by any Indemnified Person of any of its duties or obligations under the FSA or under the regulatory system (as defined in the rules of the SFA, including, for the avoidance of doubt, the rules of the SFA) or from a breach by any Indemnified Person of its obligations under this agreement or any other agreement entered into in connection with the Placing, save that if either Hoare Govett or any Placee to which any claim under this Clause 10.2 relates is a nominee or agent of (a) person(s) who is/are or may be, (a) person(s) liable to stamp duty or stamp duty reserve tax at a rate in excess of 0.5 per cent under sections 67, 70, 93 or 96 of the Finance Act 1986 (depositary receipts and clearance services) then the Company shall only be liable in respect of any stamp duty reserve tax suffered by Hoare Govett or such Placee at a rate of 0.5 per cent.

     Without prejudice to clause 10.2, if any action or claim shall be brought against any Indemnified Person in respect of which indemnity may be sought pursuant to clause 10.2, Hoare Govett shall consult with the Company prior to taking any action in response thereto. Nothing in this clause shall require Hoare Govett to do, or refrain from doing, anything which would, or which Hoare Govett in good faith considers might, either prejudice any insurance cover to which it, or any other Indemnified Person may from time to time be entitled, or from which it or any of them may benefit.

     If the United Kingdom Inland Revenue or any other taxing authority brings into any charge to taxation (or into any computation of income, profit or gains for the purposes of any charge to taxation) any sum payable to any Indemnified Person under this agreement (other than commissions paid pursuant to clause 8) then the sum so payable shall, be increased by such amount as will ensure that after deduction of the taxation so chargeable the Indemnified Person in question shall retain a sum equal to the amount that would otherwise have been payable under this agreement (additional payments being made on demand as may be necessary).

     All sums payable by the Company to any Indemnified Person under the indemnities contained in clause 10.2 shall be paid free and clear of all deductions or withholdings for or on account of tax unless the deduction or withholding is required by law, in which event the Company shall pay such additional amount as shall be required to ensure that the net amount received by the Indemnified Person will equal the full amount which would have been received by it had no such deduction or withholding been made.

     If Hoare Govett receives payment of, or obtains or utilises a credit against, any tax paid by it in respect of, or calculated with reference to, the deduction or withholding giving rise to the payment of an additional amount in accordance with clause 10.5, Hoare Govett shall, when it has utilised any such credit or received any such repayment of tax, promptly pay to the Company such amount as will leave Hoare Govett in no worse position on an after-tax basis than it would have been in had no such deduction or withholding been required. Nothing in this clause affects the right of Hoare Govett to arrange its tax affairs as it thinks fit (and in particular to claim and/or utilise other tax reliefs in priority to any relief arising out of the deduction or withholding giving rise to such additional amount) or gives the Company the right to enquire into them.

     TERMINATION

     If at any time prior to Admission there shall occur:

     (a) a breach of any of the obligations of the Company or any member of the Group under this agreement, the Subscription Agreement, the Preference Share Purchase Agreement or the US Offer; and/or

     (b)   a breach of the Warranties as at the date hereof;

     which in any such case, in the reasonable opinion of Hoare Govett, is material in the context of the Placing, Hoare Govett may, in its absolute discretion by notice in writing to the Company served prior to Admission, terminate its obligations under this agreement and so that upon the giving of such notice this agreement will terminate and thereupon have no further effect save that the provisions of clauses 1, 8, 10, 13, 14 and 15 shall continue to apply in accordance with their respective terms and in such event, except in relation to any breach of any provision of this agreement prior thereto and save for the specific provisions just mentioned, neither party shall have any claim against the other for any costs, damages, compensation or otherwise hereunder.

     PUBLICITY

     Any publicity by or on behalf of the Company in connection with, and which is or may be material in the context of, the Placing, including any statement to or interview with the media, shall be consistent with the terms of the Press Announcement and shall be agreed with Hoare Govett in advance (or in the case of interviews or conferences with the press or other representatives of the media to the maximum practicable extent).

     Prior to the second dealing day after Admission the Company shall not (and shall procure that no other member of the Group shall) save as required by law or the requirements of the London Stock Exchange or as may be required pursuant to the US Offer, make any public announcement or statement or issue any circular or other document (whether to its shareholders or otherwise) in relation to the financial position or affairs of the Enlarged Group which might reasonably be expected to have a material effect (adverse or positive) on the attitude of investors or potential investors in the Company or otherwise on the market price of the Ordinary Shares without the prior written consent of Hoare Govett (such consent not to be unreasonably withheld or delayed).

     Save pursuant to the US Offer, the Company shall not (and shall procure similar observance by all other members of the Group) after the signing of this agreement and prior to the second dealing day after Admission enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or might be material in the context of the Placing, or, other than pursuant to share option or long term incentive schemes in the ordinary course or pursuant to existing contractual arrangements, issue any shares or options over shares or securities convertible or exchangeable into shares or enter into any agreement or undertaking to do the same without the prior written consent of Hoare Govett which consent shall not be unreasonably withheld or delayed.

     MISCELLANEOUS

     Each of the warranties, representations, covenants, undertakings and indemnities contained in this agreement shall remain in full force and effect notwithstanding completion of the Placing.

     No delay or omission on the part of Hoare Govett in exercising any right, power or remedy under this agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     Except in the case of fraud or fraudulent misrepresentation, or in the event that Clause 10 hereto is deemed to be unenforceable (in part or in whole) in accordance with the terms of this agreement for whatever reason, the rights, powers and remedies of Hoare Govett provided in this agreement are exclusive of any rights, powers and remedies provided by law. In particular, but without limitation Hoare Govett shall have no rights of termination or rescission except as expressly set out in this agreement.

     Time shall be of the essence of this agreement, both as regards the times, dates and periods mentioned herein and as regards any times, dates and periods which may, by agreement in writing between the parties, be substituted for them.

     NOTICES

     Any notice, demand or other communication to be served under this agreement may be served upon any party only by posting by first class post, or delivering the same, to its address given in clause 14.3, or sending the same by facsimile transmission to the party at the number given in clause
     14.3 or at such other address or number in the United Kingdom as may from time to time be notified in writing to the other party hereto.

     A notice or demand served by first class post shall be deemed duly served 48 hours after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked first class, addressed to the address of the party to be served given in clause 14.3 and placed in the post or, in the case of a facsimile transmission, that such facsimile was duly transmitted to the number of the party to be served given in clause 14.3 or at such other address or number in the United Kingdom as may from time to time be notified in writing to the other party hereto.

      If to the Company:         Aegis Group plc
                                 11A West Halkin Street
                                 LONDON

                                 SW1X 8JL

                                 Fax:  0171 470 5098
                                 Attention: Crispin Davis Esq

      If to Hoare Govett:        Hoare Govett Limited
                                 4 Broadgate, London, EC2M 7LE
                                 Fax: 0171 374 7675
                                 Attention: Mark Astaire Esq
     GOVERNING LAW

     This agreement and any dispute, controversy, proceedings or claim of whatever nature arising out of or relating to it shall be governed by English Law.

IN WITNESS whereof this agreement has been executed on the date first above written.

                                      SCHEDULE 1
                                    The Warranties

     PRESS ANNOUNCEMENT

     All statements of fact contained in the Press Announcement are true and accurate in all material respects and not misleading in any material respect.

     All expressions of opinion, intention or expectation contained in the Press Announcement are honestly held by the Directors and are fairly based and have been made on reasonable grounds after due and proper consideration.

     There are no facts known, or which could on reasonable enquiry have been known, to the Company or any of the Directors which are not contained in the Press Announcement, the omission of which would make any statement of fact or expression of opinion, intention or expectation contained therein misleading in any material respect.

     ACCOUNTS

     Save as disclosed therein, the Accounts were:-

     (a) prepared on bases consistent with the bases upon which the audited consolidated accounts of the Group for the year ended 31 December 1997 were prepared; and

     (b) prepared in accordance with, and comply with, the Act and generally accepted accounting principles and practices in the United Kingdom and all applicable financial reporting standards and statements of standard accounting practice.

     The Accounts give a true and fair view of the state of affairs of the Company and the Group as at, and of the results and cash flows of the Group for the period ended on, the Accounts Date and fairly set out the assets, liabilities and reserves of the Group and either make proper provision for or, where appropriate, include a note of all material liabilities or commitments, whether actual, deferred or contingent, of the Group as at the Accounts Date as required by the Companies Act or United Kingdom generally accepted accounting policies and practices.

     POSITION SINCE THE ACCOUNTS DATE

     Since 31 December 1998 and save as publicly disclosed to the London Stock Exchange or disclosed in the Press Announcement, the businesses of each member of the Group have been carried on in the ordinary and usual course; there has been no material adverse change in the financial or trading position or prospects of the Group; no member of the Group has incurred any commitment or liability of an onerous or unusual nature nor has any such company become a party or otherwise subject to any contract or commitment of an onerous or unusual nature which in either case is material for disclosure in the context of the Placing.

     LITIGATION

     No member of the Group nor, so far as the Directors are aware, any person for whom any member of the Group is or may be vicariously liable is or has been involved in any civil, criminal, arbitration or other proceedings (including, for this purpose, any governmental, regulatory or similar investigation or enquiry) which individually or collectively may have or has had during the twelve months preceding the date of this agreement a significant effect on the financial or trading position or prospects of the Group or which individually or collectively are material for disclosure in the context of the Placing or the underwriting of the Placing Shares and, so far as the Directors are aware, no such proceedings are pending or threatened and, so far as the Directors are aware, there are no circumstances which are likely to give rise to any such proceedings.

     CAPACITY AND COMPLIANCE

     The Directors have power to enter into and perform this agreement and, in particular, to allot and issue the Placing Shares in the manner proposed without any further sanction or consent by members of the Company or any class of them and, subject to Admission, there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this agreement and the allotment and issue of the Placing Shares which have not been obtained.

     The entering into of this agreement and the performance by the Company of its obligations hereunder and the allotment and issue of the Placing Shares will comply with all agreements to which any member of the Group is a party and will not infringe or exceed any limits, powers or restrictions binding upon any member of the Group and/or any of its assets or the terms of any contract, obligation or commitment of any member of the Group.

     The issue and publication of the Press Announcement, the Placing Letters, the allotment and issue of the Placing Shares and the making of the US Offer in the manner proposed will comply with the FSA, the Act, the Listing Rules, the rules and regulations of the London Stock Exchange, the Securities Exchange Commission, NASDAQ and all other relevant laws and regulations of the United Kingdom and the United States of America (and each of them as relevant) and all applicable requirements of any regulatory body in the United Kingdom and the United States.

     DEFAULT

     No event or circumstance has occurred or arisen or, so far as the Company and the Directors are aware (having made all reasonable enquiries), is about to occur or arise by reason of which any person is, or would be, or could with the giving of notice and/or lapse of time and/or a relevant determination become entitled to require repayment prior to its stated maturity, or to take any step to enforce security for, any borrowings or indebtedness in the nature of borrowing of any member of the Group and no member of the Group has received notice from any person to whom any indebtedness which is repayable on demand is owed demanding repayment of the same and neither the Company nor the Directors is otherwise aware that any such person proposes to demand repayment of, or to take any step to enforce any security for, the same and which in any such case would have a material adverse effect on the businesses, assets or prospects of the Group taken as a whole material in context of Placing.

     No event or circumstance has occurred or arisen or, so far as the Directors are aware, is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any member of the Group is a party or by which any such company or any of its properties, revenues or assets are bound, and which would in any such case have a material adverse effect on the businesses, assets or prospects of the Group taken as a whole.

     OPTIONS

     Save as disclosed to Hoare Govett on or before the date hereof or as reflected in the Accounts or as publicly announced to the London Stock Exchange there are in force no options or other agreements or arrangements which call for the issue of, or accord to any person the right to call for the issue of, in either case, whether conditionally or unconditionally, any shares or other securities of the Company or any other member of the Group now or at any time hereafter.

     INSOLVENCY

     No member of the Group has taken any action, nor have any other steps been taken or legal proceedings started or threatened against any member of the Group, for its winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of a receiver, trustee, administrator or similar officer of it or any of its properties, revenues or assets.

     AUTHORITY TO CARRY ON BUSINESS

     All licences, permissions, authorisations and consents required for carrying on the businesses of the Group have been obtained and are in full force and effect and, so far as the Directors are aware, there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended or refused renewal.

     MISCELLANEOUS

     The Company reasonably believes that there is no "substantial U.S. market interest" (as defined in Regulation S under the Securities Act) in the Placing Shares.

     None of the Company, any of its affiliates or any person acting on its or their behalf has engaged or will engage in any "directed selling efforts" (as defined in Regulation S under the Securities Act) with respect to the Placing Shares or any "general solicitation" or "general advertising" (as defined in Rule 502(c) under the Securities Act or in any manner involving a "public offering" (within the meaning of Section 4(2) of the Securities
     Act) in connection with any offer or sale of Placing Shares in the United States.

     The Company reasonably believes that it is not, and after giving effect to the offering and sale of the Placing Shares and the application of the proceeds thereof as described in the Press Announcement will not be, an "investment company" (as defined in the U.S. Investment Company Act of 1940, as amended).

                                      SCHEDULE 2
                                DELIVERY OF DOCUMENTS

     The following documents shall be delivered by the Company to Hoare Govett promptly upon this agreement taking effect:-

     (a)   certified copy of the US Offer;

     (b) a certified copy of resolutions of the board of Directors, or a duly authorised committee thereof, in agreed form approving and authorising, inter alia, the making of the US Offer by the Company, the execution of the Preference Share Sale Agreement by the Company, the signing of the schedule 3A application in respect of the Placing Shares, the issue, despatch and publication of the Press Announcement, and the Placing Letters and the execution of this agreement by the Company.

     The following documents shall be delivered by the Company to Hoare Govett prior to Admission a certified copy of resolutions of the board of Directors, or a duly authorised committee thereof, in agreed form allotting the Placing Shares credited as fully paid, subject to Admission.

     Where the resolutions referred to in paragraphs 1(b) and 2(a) of this schedule or either of them are resolutions of a committee of the board of Directors, the Company shall procure that there is also delivered to Hoare Govett a certified copy of the resolution of the board of Directors appointing such committee (save to the extent that a certified copy thereof shall previously have been delivered to Hoare Govett).

                                       APPENDIX

[Needs to be typed onto the Letterhead of US Investor, signed and faxed to Tracey Weston of Hoare Govett on 0171 374 7645 as soon as possible. You will be unable to participate in the vendor placing if Hoare Govett do not receive this letter from you.]


[Date]


Aegis Group PLC
11a West Halkin Street
London
SW1X 8JL

Hoare Govett Limited
4 Broadgate
London
EC2M 7LE


Dear Sirs

RE:    VENDOR PLACING BY AEGIS GROUP PLC (THE "COMPANY")
       PURCHASE OF [INSERT NUMBER OF SHARES TENDERED FOR] ORDINARY SHARES (THE "SECURITIES") OF AEGIS GROUP PLC

In connection with our tender for the purchase of the Securities we confirm that:-

     We understand that no offering document or prospectus has been prepared in connection with the offering of the Securities and the Securities are not being and will not be registered under the U.S. Securities Act of 1933 (the "SECURITIES ACT") are being sold to us in a transaction that is exempt from the registration requirements of the Securities Act and are "restricted securities" (within the meaning of Rule 144(a)(3) under the Securities
     Act).

     We acknowledge that (a) none of the Company, Hoare Govett Limited, any of their respective affiliates or any person representing any of such persons has made any representation with respect to the Company or the Securities,
     (b) we have conducted our own investigation with respect to the Company and the Securities and (c) any information we desire concerning the Securities and the Company or any other matter relevant to our decision to purchase the Securities is or has been made available to us.

     We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and we are a "qualified institutional buyer" ("QIB") (within the meaning of Rule 144A under the Securities Act) that is able to bear the economic risk of an investment in the Securities.

     We agree that, for so long as the Securities are "restricted securities" (within the meaning of Rule 144(a)(3) under the Securities Act), we will not (A) deposit the Securities in an unrestricted American Depositary Receipt facility or (B) offer or sell the Securities except (i) in an "offshore transaction" (as defined in Regulation S under the Securities
     Act) pursuant to an exemption under Regulation S from the registration requirements of the

     Securities Act; (ii) by transfer to a QIB that delivers to the addressees of this letter a letter substantially in this form, it being understood that all offers or solicitations in connection with such a transfer are limited to QIBs and do not involve any means of general solicitation or general advertising (as defined in Rule 502(c) under the Securities Act); or (iii) pursuant to an effective registration statement under the Securities Act.

Very truly yours,
[PURCHASER]



By: .............................................
(Authorised Officer)

Signed by                                            )
duly authorised for and on behalf of                 )  Colin Day
AEGIS GROUP PLC                                      )






Signed by                                            )
duly authorised for and on behalf of                 )  Mark Astaire
HOARE GOVETT LIMITED                                 )